Exhibit 2.3

AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 2 to Securities Purchase Agreement (this “Amendment”), dated this 5th day of January, 2018, is made by and among InfoSonics Corporation, a Maryland corporation (the “Company”), and each purchaser identified on the signature pages hereto (the “Purchasers”).

W I T N E S S E T H:

WHEREAS, the Company and the Purchasers are party to a Securities Purchase Agreement, dated August 3, 2017 as amended by the Amendment No. 1 to Securities Purchase Agreement, dated December 31, 2017 (the “Purchase Agreement”);

WHEREAS, the Company and the Purchasers desire to amend the Purchase Agreement as more particularly set forth below;

WHEREFORE, the parties do hereby agree as follows:

1.The definition of “Closing Date” in Section 2.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived, but in no event later than March 14, 2018.

2.The last paragraph of Section 2.2(b) is hereby amended and restated in its entirety to read as follows:

For the avoidance of doubt, the Purchasers acknowledge and agree that, upon the Purchasers’ funding of the Subscription Amount into the Escrow Account, such subscriptions will be irrevocable and will not be returned to the Purchasers unless the Company fails to satisfy the Closing Conditions set forth in Section 2.2(b) by March 14, 2018.

3.Section 5.1 is hereby amended and restated in its entirety to read as follows:

5.1Termination.  This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before March 14, 2018; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

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4.Except as modified herein, the terms of the Purchase Agreement shall remain in full force and effect.

5.This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment.  A signature delivered by facsimile shall constitute an original.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

InfoSonics Corporation By: /s/ Vernon A. LoForti Name: Vernon LoForti Title: Vice President, Chief Financial Officer and Corporate Secretary

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ________________________________________________________

Signature of Authorized Signatory of Purchaser: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

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